Exhibit 10.1

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (“Agreement”), dated effective July 1, 2008 (“Commencement Date”) by and between Crown Castle International Corp. and Jay A. Brown, (the “Executive”).

This Agreement sets forth the terms and conditions of contingent severance arrangements between the Company (as defined below) and the Executive and cancels and supersedes all other severance related agreements between the parties.

I.	DEFINITIONS

For all purposes hereof, the following defined terms have the meanings set forth below:

1.1 “Accrued Obligations” means all (i) accrued but unpaid Base Salary to the Executive’s Date of Termination, (ii) any earned but unpaid bonus (other than the Current Annual Bonus and Prior Year Bonus), and (iii) any benefits for which the Executive is eligible under the terms of any benefit Plan of the Company or its subsidiaries.

1.2 “Annual Bonus” means sixty-five percent (65%) of the Base Salary.

1.3 “Base Salary” means the greater of (i) the Executive’s annual base salary as of the date of Executive’s Qualifying Termination (without taking into account any reductions that constitute Good Reason) or (ii) if applicable, the Executive’s annual base salary in effect on the date of a Change in Control.

1.4 “Cause” means (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, any criminal violation involving dishonesty, fraud or breach of trust, or any felony which materially adversely affects the Company or (ii) willful engagement by the Executive in gross misconduct in the performance of duties owed the Company that materially adversely affects the Company.

1.5 “Change in Control” has the meaning set forth on Schedule 1 hereto.

1.6 “Change in Control Period” means the period beginning on the date of a Change in Control and ending on the second anniversary of that Change in Control.

1.7 “Company” means Crown Castle International Corp. and any successors thereto.

1.8 “Current Annual Bonus” means the Executive’s target annual bonus for the calendar year with the Date of Termination, prorated on a daily basis from the beginning of the calendar year to the Date of Termination.

1.9 “Date of Termination” means the effective date of the termination of the Executive’s employment with the Company and its subsidiaries (as set forth in the Notice of Termination, if applicable) and interpreted consistently as a “separation from service” under Section 409A of the Code (“Section 409A”).

1.10 “Disability” means the Executive’s inability to perform the primary duties of Executive’s position for at least 180 consecutive days due to a physical or mental impairment and confirmed by a medical examination to the Company’s satisfaction.

1.11 “Good Reason” means (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities as of the date hereof or as of the date immediately preceding a Change in Control, if applicable, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities; (ii) a decrease in the Executive’s Base Salary or significant decrease in annual or long term bonus opportunity; (iii) a material reduction in any material benefits or other compensation provided to the Executive; (iv) the Company requiring the Executive to be based at any office or location outside the Houston metropolitan area; (v) the Company’s material failure to comply with its obligations under this Agreement; or (vi) the Company giving Notice (as defined in Section 2.1 (i)). For purposes of any determination regarding the existence of Good Reason during the Change in Control Period, any good faith determination by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.

1.12 “Non-Qualifying Termination” means any termination of the Executive’s employment with the Company and its subsidiaries other than a Qualifying Termination.

1.13 “Normal Option Expiration Date” means the normal expiration of each of the Stock Options without taking into account any accelerated expiration date provisions relating to termination of employment, board membership or otherwise.

1.14 “Notice of Termination” means a written notice of the termination of the Executive’s employment that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

1.15 “Plan” means any plan, program, practice, arrangement or policy.

1.16 “Plan Economic Equivalent” means (i) the costs of a reasonable comparable substitute Plan selected by the Executive and Company for any Plan which does not permit the Executive’s continued participation after the Date of Termination plus a gross up amount for any increases in net income taxes to the Executive relating to such provision of a substitute Plan or (ii) if Executive becomes covered by another benefit Plan, the Company’s incremental costs savings of not providing such benefits to the Executive, commencing 30 days after written notice from Executive to terminate such benefits plus any additional reasonable Plan or benefit notice or termination period the Company reasonably needs to receive costs savings.

1.17 “Prior Year Bonus” means the unpaid annual incentive bonus for the year prior to the Date of Termination, if any, determined in accordance with the Company’s incentive or annual bonus plan for the year prior to the Date of Termination.

1.18 “Qualifying Termination” means (i) the Company’s termination of the Executive’s employment with the Company for any reason other than for Cause or Disability or death or (ii) the Executive’s termination of employment with the Company within 60 days of the occurrence of an event that constitutes Good Reason. A transfer of the Executive to any subsidiary of the Company shall not be considered a termination of employment hereunder.

1.19 “Restricted Stock Awards” means restricted stock awards, phantom stock awards and other similar equity-based incentive compensation awards granted to the Executive relating to stock of the Company; provided, such awards exclude Stock Options.

1.20 “Stock Options” means stock options granted to the Executive to acquire stock of the Company.

1.21 Other Terms. Other capitalized terms shall have the meaning indicated within this Agreement.

II.	TERM AND POSITION

2.1 Term. This Agreement is effective as of the Commencement Date and terminates on the fifth anniversary of the Commencement Date (the “Term”); provided that, (i) beginning on the fifth anniversary of the Commencement Date and each anniversary thereafter (each, an “Anniversary Date”) the Term shall be extended by 12 months unless either party provides notice (the “Notice”) at least 60 days before any such Anniversary Date of his or its intent to terminate this Agreement as of such Anniversary Date, and (ii) if a Change in Control occurs during the Term, this Agreement shall not expire until the later of (a) the expiration of the Term or (b) the end of the Change in Control Period.

2.2 Position. During the Term, the Executive shall serve as Senior Vice President and Chief Financial Officer of the Company (or a similar position), or such other position agreed to in writing by the Company and Executive.

III.	TERMINATION OF EMPLOYMENT

3.1 Termination by the Executive.

(a) Termination for Good Reason. The Executive may terminate Executive’s employment during the Term for Good Reason by delivering a Notice of Termination to the Company in accordance with Section 6.8 within 60 days of the occurrence of the event purported to constitute “Good Reason” hereunder.

(b) Termination Without Good Reason. The Executive may terminate Executive’s employment during the Term without Good Reason by delivering a Notice of Termination to the Company in accordance with Section 6.8 at least 15 days prior to the effective date of such termination.

3.2 Termination by the Company.

(a) Termination for Cause. The Company may terminate the Executive’s employment during the Term for Cause by delivering to the Executive in accordance with Section 6.8 a Notice of Termination and a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (the “Board”), including at least 66- 2/3% of those members of the Board who are not employees of the Company at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct specified in the definition of “Cause”.

(b) Termination Without Cause. The Company may terminate the Executive’s employment during the Term without Cause by delivering a Notice of Termination to the Executive in accordance with Section 6.8.

3.3 Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Term, it may give to the Executive a Notice of Termination in accordance with Section 6.8 of this Agreement. In such event, the Executive’s employment shall terminate effective on the 30th day after receipt of such notice, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

IV.	BENEFITS UPON TERMINATION

4.1 Qualifying Termination Not Within the Change in Control Period. If, during the Term, the Executive’s employment with the Company and its subsidiaries is terminated in a Qualifying Termination and such termination does not occur during a Change in Control Period:

(a) the Company shall pay to the Executive in a cash lump sum within 30 days after the Date of Termination, the sum of (i) all Accrued Obligations and (ii) the product of one (1) times the sum of the Executive’s Base Salary and Annual Bonus;

(b) for one (1) year following the Date of Termination, or such longer period as each Plan may provide, the Company shall continue medical, dental, and vision benefits to the Executive and the Executive’s family at a level at least equal to those that would have been provided if the Executive’s employment had not been terminated under such Plan of the Company applicable to the Executive as of the Date of Termination (with payment of the Plan Economic Equivalent as to each Plan (i) that does not permit the Executive’s continued participation or (ii) that the Executive becomes covered under another Plan with similar or comparable benefits (after 30 days notice to the Company));

(c) all Stock Options held by the Executive shall become immediately vested and exercisable, and all Restricted Stock Awards held by the Executive shall continue to vest as if the Executive was an employee of the Company for the two (2) year period after the Date of Termination (“Vesting Period”);

(d) the Company shall pay the Executive the Current Annual Bonus when and if annual bonuses for the year of termination are paid to other executive officers of the Company;

(e) the Executive shall be entitled to fully participate in the Company’s 401(k) plan for the calendar year with the Date of Termination including the Company contributions based upon participation or matching (with payment of the after-tax economic equivalent if and to the extent such is not permitted under the Company’s 401(k) plan or by applicable law);

(f) the Company shall pay to Executive the Prior Year Bonus when and if any annual bonuses for the year prior to the Date of Termination are paid to other executive officers of the Company; and

(g) the Executive shall, as of such termination, be released by the Company (including its subsidiaries) from any and all claims and causes of action of any kind or character arising from Executive’s employment with the Company (including its subsidiaries and any board membership relating to employment) and the Company shall indemnify and hold harmless the Executive against any such claims or causes of action to the extent permitted by applicable law.

4.2 Qualifying Termination During the Change in Control Period. If, during the Term, the Executive’s employment with the Company and its subsidiaries is terminated in a Qualifying Termination and such termination occurs during a Change in Control Period:

(a) the Company shall pay to the Executive in a cash lump sum within 30 days after the Date of Termination, the sum of (i) all Accrued Obligations and (ii) the product of two (2) times the sum of the Executive’s Base Salary and Annual Bonus;

(b) for two (2) years following the Date of Termination, or such longer period as each Plan may provide, the Company shall continue medical, dental, and vision benefits to the Executive and the Executive’s family at a level at least equal to those that would have been provided if the Executive’s employment had not been terminated under such Plan of the Company applicable to the Executive as of the Date of Termination (with payment of the Plan Economic Equivalent as to each Plan (i) that does not permit the Executive’s continued participation or (ii) that the Executive becomes covered by another Plan with similar or comparable benefits (after 30 days notice to the Company));

(c) all Stock Options and all Restricted Stock Awards held by the Executive shall become immediately vested and such Stock Options shall become immediately exercisable.

(d) the Company shall pay the Executive the Current Annual Bonus when and if annual bonuses for the year of termination are paid to other executive officers of the Company;

(e) the Executive shall be entitled to fully participate in the Company’s 401(k) plan for the calendar year with the Date of Termination including the Company contributions based upon participation or matching (with payment of the after-tax economic equivalent if and to the extent such is not permitted under the Company’s 401(k) plan or by applicable law);

(f) the Company shall pay to Executive the Prior Year Bonus when and if any annual bonuses for the year prior to the Date of Termination are paid to other executive officers of the Company; and

(g) the Executive shall, as of such termination, be released by the Company (including its subsidiaries) from any and all claims and causes of action of any kind or character arising from Executive’s employment with the Company (including its subsidiaries and any board membership relating to employment) and the Company shall indemnify and hold harmless the Executive against any such claims or causes of action to the extent permitted by applicable law.

Any provision in this Agreement to the contrary notwithstanding, if a Change in Control occurs within six (6) months after the Date of Termination, which constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets within the meaning of such terms under Section 409A, and if it is reasonably demonstrated by the Executive that such termination of employment (x) was at the request of a third party who had taken steps reasonably calculated to effect the Change in Control or (y) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the termination of the Executive’s employment shall be deemed to have occurred during a Change in Control Period. In such circumstance, the incremental taxable payments pursuant to subsections (a)(ii), (b) and (c) as the result of deemed termination during a Change in Control Period shall be made in the first regularly scheduled payroll date following the Change in Control or, if later, the scheduled date of payment in any bonus or other plan pursuant to which the payments are made.

4.3 Non-Qualifying Termination. If the Executive’s employment with the Company and its subsidiaries is terminated in a Non-Qualifying Termination, this Agreement shall terminate without further obligations to the Executive other than Accrued Obligations; provided, that, if the Executive’s employment is terminated due to Executive’s death or Disability, all Stock Options held by the Executive shall become immediately vested and exercisable, and all Restricted Stock Awards held by the Executive shall continue to vest as if the Executive was an employee of the Company for the Vesting Period.

4.4 Option Exercise and Termination. All vested Stock Options granted to the Executive (including Stock Options vested pursuant to this Agreement) shall be exercisable for 24 months following the later of (a) the Date of Termination or (b) the date that Executive ceases to be a member of the Board and a member of the board of director of any of the Company subsidiaries; provided that the exercise period shall (i) extend to any longer period for exercise of Stock Options pursuant to the applicable stock option agreement or certificate for such Stock Options and (ii) not extend beyond the Normal Option Expiration Date. The Company as to Stock Options granted to the Executive may not (a) require the exercise of such Stock Options, (b) reduce the exercise period for such Stock Options or (c) otherwise take action to circumvent the exercise period for such Stock Options as provided above. The above provisions shall supercede any contrary provisions in any stock option agreement, stock option certificate or other document.

4.5 Excise Tax Payments.

(a) Notwithstanding anything in the Agreement to the contrary, in the event of the determination (as hereinafter provided) that any required payment by the Company to or for benefit of the Executive (whether paid or payable pursuant to the terms of the Agreement or otherwise (individually and collectively, “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision thereto (the “Excise Tax”), the Executive shall be entitled to receive an additional payment or payments (individually or collectively, “Tax Assistance Payment”), which shall include an amount such that, after the Executive pays (1) all taxes (including any interest or penalties imposed with respect to such taxes) and (2) any Excise Tax (including interest and penalties with respect thereto) imposed upon the Tax Assistance Payment, the Executive retains so much of the Tax Assistance Payment as is equal to the Excise Tax (including interest and penalties with respect thereto) imposed on the Payment.

(b) Subject to the provisions hereinafter concerning the provision of notice of a claim by the Internal Revenue Service (“IRS”), all determinations required to be made under these provisions, including whether an Excise Tax is payable by the Executive, the amount of such Excise Tax and whether the Company is required to pay the Executive a Tax Assistance Payment and the amount of such Tax Assistance Payment, if any, shall be made by the Company’s independent accountants or such other nationally recognized accounting firm retained by the Company and reasonably acceptable to the Executive (“Accounting Firm”). The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Executive and the Company within 30 days after the payment or provision of any benefit that could give rise to an Excise Tax and any such other time or times as the Executive or the Company may request. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Tax Assistance Payment to the Executive within 10 business days after the Company receives such determination and calculations with respect to any Payment to the Executive.

(c) Any federal tax returns the Executive files shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. If the Accounting Firm determines that the Executive is required to pay no Excise Tax, it shall (at the same time it makes such determination) furnish the Executive and the Company an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal income tax return. However, in view of the uncertainty concerning application of Section 4999 of the Code (or any successor provision thereto) at the time of any determination made hereunder by the Accounting Firm, it is possible that a Tax Assistance Payment that should have been made by the Company will not have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts or fails to pursue its remedies pursuant to the provisions concerning notice of a claim by the IRS, and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment and to submit its determination and detailed supporting calculations as promptly as possible both to the Executive and to the Company, which shall pay the amount of such Underpayment to the Executive or for the Executive’s benefit within 10 business days following the Company’s receipt of such determination and calculations.

(d) Each of the Executive and the Company shall provide the Accounting Firm access to and copies of any books, records and documents in the Executive’s or its possession, as the case may be, reasonably requested by the Accounting Firm, and shall otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations required or contemplated hereunder.

(e) The Company shall bear the fees and expenses of the Accounting Firm for services hereunder. If, for any reason, the Executive initially pays such fees and expenses, the Company shall reimburse the Executive the full amount of the same within 10 business days following receipt from the Executive of a statement and reasonable evidence of the Executive’s payment thereof.

(f) The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the Company to pay a Tax Assistance Payment. The Executive shall give such notification as promptly as practicable, but in no event later than the 10th business day next following the Executive’s receipt of such claim, and the Executive further shall apprise the Company of the nature of such claim and the date on which it is required to be paid (in each case, to the extent known to the Executive). The Executive shall not pay or otherwise satisfy such claim prior to the earlier of (a) the expiration of the 30 calendar day period next following the date on which the Executive gives notice to the Company or (b) the date any payment of the amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company any written records or documents in the Executive’s possession relating to such claim and reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company reasonably shall request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim, provided, however, that the Company directly shall bear and pay all costs and expenses (including without limitation, interest and penalties) incurred in connection with such contest and shall indemnify the Executive and hold the Executive harmless, on an after-tax basis, from and against any and all Excise Tax or income tax (including without limitation, interest and penalties with respect thereto), imposed as a result of such claim and payment of costs and expenses. Without limiting the foregoing, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by these provisions and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and to sue for a refund, the Company shall advance the amount of such payment to the Executive, and pay on a current basis all costs of litigation, including without limitation attorneys’ fees, on an interest-free basis and shall agree to and shall indemnify the Executive and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including without limitation, interest and penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Tax Assistance Payment would be payable hereunder, and the Executive shall be entitled to settle or to contest, as the case may be, any other issue(s) raised by the IRS or any other taxing authority.

(g) If, after the Executive receives an amount advanced by the Company pursuant to provisions of the last full paragraph, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with any applicable provisions of the same paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the Executive receives such an amount advanced by the Company, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Tax Assistance Payment the Company is required to pay the Executive hereunder.

4.6 Section 409A Limitation. Notwithstanding anything to the contrary in Sections 4.1 and 4.2, the taxable amounts payable by the Company to the Executive pursuant to subsections (a)(ii), (b), (d) and (e) of Section 4.1 or 4.2, as applicable, and other Company separation pay plan amounts shall be paid on the first day following the six (6) month anniversary of the Date of Termination (“409A Deferred Date”). Notwithstanding anything to the contrary in Section 4.5, a payment pursuant to Section 4.5 shall be made on or after the 409A Deferred Date and by the end of the taxable year of the Executive (or his estate), as applicable, following the taxable year in which the applicable taxes are remitted. Notwithstanding anything to the contrary in Section 6.2, a payment pursuant to Section 6.2 shall be made (i) on or after the 409A Deferred Date if such payment is conditioned upon separation from service, (ii) on a monthly basis as to legal fee reimbursement, payable on the first of each month (subject to (i) above), (iii) no later than the end of the taxable year of the Executive (or his estate), as applicable, following the taxable year in which reimbursable expense was incurred (subject to (i) above), and (iv) no later than the end of the third anniversary of the Executive’s death. This Section 4.6 shall be interpreted and construed consistent with Section 409A and concomitant regulations in order to avoid the imposition of any additional taxes and interest pursuant to Section 409A.

V.	NONCOMPETITION OBLIGATIONS

The Executive shall be subject to the following noncompetition obligations:

(a) As consideration for the Severance Agreement as provided herein, the Company and the Executive agree to the noncompetition obligations hereunder. From the effective date of this agreement and continuing for a period of 12 months from the Date of Termination, the Executive shall not personally engage in any “Competitive Activities” (as defined below) within any geographic area in the United States or Australia in which the Company or any of its Affiliates is then engaged in Competitive Activities (“Restricted Areas”); including, without limitation, working for, owning, managing, operating, controlling or participating in the ownership, management, operation or control of, or providing consulting or advisory services to, any individual partnership, firm, corporation, institution, entity or other person (“person”) engaged in Competitive Activities within any Restricted Areas; provided, however, that the purchase or holding for investment purposes only, of securities of a company shall not constitute “ownership” or “participation in ownership” for these purposes so long as the equity interest in any such company represents less than 5% of the outstanding capital stock of such company.

Anything herein to the contrary notwithstanding, no person shall be deemed engaged in Competitive Activities if less than 5% of its revenues are derived from “Competitive Activities” as defined in the next paragraph.

For such purposes above, “Competitive Activities” mean any business activity involving or relating to owning or operating wireless communication or broadcast towers located in the Restricted Area; provided, however, that if the Company is advised of a business opportunity by the Executive as provided below, and it declines to pursue such business opportunity, the Executive shall be free to pursue such business opportunity and such activity shall not be a “Competitive Activity.” If after the Date of Termination the Executive becomes aware of a business opportunity which involves a Competitive Activity in the Restricted Area, the Executive shall fully advise (in writing and indicating that such information is pursuant to this provision) the Company as to such opportunity and will not pursue it except as provided herein. If, within 15 business days of the Executive’s advising the Company of such business opportunity, the Board fails to adopt a resolution (and provide a certified copy to the Executive) that it will pursue such business opportunity, the Company will be deemed to have declined to pursue such opportunity. If, after a vote by the Board in favor of pursuing a business opportunity, the Company “fails to pursue” such opportunity, then the Company, including for this purpose the Board, shall be deemed to have declined to pursue such business opportunity as of the date it “fails to pursue” such opportunity. “Fails to pursue” means that the Company has failed to pursue such opportunity in a reasonable commercial manner and “fails to pursue” is irrebutably presumed if (x) within 30 days of such vote, the Company has not signed a confidentiality agreement with the parties representing such business opportunity; (y) within 60 days of such vote, the Company has not begun the due diligence process regarding such business opportunity; or (z) within 120 days of such vote, the Company is not in active discussions, or has otherwise terminated its discussions with the parties representing such business opportunity.

Notwithstanding anything to the contrary in this Section V(a), activities shall not be deemed to be “Competitive Activities” solely as a result of the Executive’s being employed by or otherwise associated with a business of which a unit is in competition with the Company but as to which unit Executive does not have direct or indirect responsibility or direct involvement.

For purposes of this Agreement, “Affiliate” of a specified person means a person that directly or indirectly controls, is controlled by, or is under common control with the person specified.

(b) For a period of 12 months from the Date of Termination, the Executive shall not knowingly induce any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or any of the Affiliates to work with or for the Executive or any of Executive’s future employers and provided further that the Executive’s response to unsolicited requests for employment references for employees of the Company shall not be a violation of this restriction.

(c) The Executive understands that the restrictions set forth in (a) and (b) above may limit the Executive’s ability to engage in certain businesses in the Restricted Areas during the 12-month period provided for in (a) and (b) above, but acknowledges that the

Executive will receive sufficiently high remuneration and other benefits under this Severance Agreement to justify such restrictions. The Executive acknowledges that money damages would not be sufficient remedy for any breach of the provisions of (a) and (b) above by the Executive, and the Company shall be entitled to enforce such provisions by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company, including without limitation, the recovery of damages from the Executive and the Executive’s agents involved in such breach and remedies available to the Company pursuant to other agreements with the Executive. Notwithstanding the foregoing, in the event that the Executive and/or the Executive’s agents breach the restrictions set forth in clauses (a) and/or (b), the Company shall in no circumstances be entitled to recover damages or other compensation in respect of all such breaches in excess of fifty percent (50%) of the amount paid to Executive pursuant to Section 4.1(a)(ii) or 4.2(a)(ii), as applicable.

(d) It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in (a) and (b) above to be reasonable and necessary to protect the business of the Company. Nevertheless, if any of the aforesaid restrictions are found by an arbitrator or a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such arbitrator or court so as to be reasonable and enforceable and, as so modified by such arbitrator or court, to be fully enforced.

VI.	MISCELLANEOUS PROVISIONS

6.1 Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other Plan provided by the Company or any of its Affiliates and for which the Executive may qualify (including, without limitation, any insurance benefits relating to death or Disability of the Executive), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Affiliates; provided that, by executing this Agreement, the Executive acknowledges Executive’s ineligibility for, and waives any other right Executive may have to receive, any other severance or termination benefits provided by the Company or its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Plan of the Company or any of its Affiliates (other than any severance plan or program of the Company and its subsidiaries) at or subsequent to the Date of Termination shall be payable in accordance with such Plan except as explicitly modified by this Agreement.

6.2 Other Payments and Obligations. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, from time to time promptly upon invoice, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest or controversy (regardless of the outcome thereof and whether or not litigation is involved) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof; provided any contest or dispute is not in bad faith by the Executive.

6.3 Confidential Information.

(a) During the Term and thereafter, the Executive shall not, without the written consent of the Chief Executive Officer of the Company (“CEO”) or the Board (including an applicable committee of the Board) disclose to any person, other than (i) an employee of the Company, (ii) a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of Executive’s duties as an executive of the Company, (iii) to the extent required by applicable law (including any rule or regulation) or (iv) to the extent necessary to enforce Executive’s rights pursuant to this Agreement, any material confidential information obtained by Executive while in the employ of the Company or its subsidiaries with respect to any of the products, improvements, formulas, designs or styles, processes, customers, methods of distribution or methods of manufacture of the Company or its subsidiaries, the disclosure of which Executive knows will be materially damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Information concerning a business opportunity described in Section V (a) which the Company declines or “fails to pursue” shall not constitute information for purposes of this section.

(b) Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Executive’s employment by the Company or its subsidiaries, which may be directly or indirectly useful in, or relate to, the business of or tests being carried out by the Company or any of its subsidiaries, will be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company and shall be the Company’s exclusive property as against the Executive, and the Executive will promptly deliver to an appropriate executive officer of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by Executive as aforesaid.

(c) The Executive will, upon the Company’s request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents to the Company with respect to such inventions as are to be the Company’s exclusive property as against the Executive under Section 6.3 (b) above or to vest in the Company title to such inventions as against the Executive; provided, however, that the expense of securing any such patent will be borne by the Company.

(d) The foregoing provisions of this Section 6.3 shall be binding upon the Executive’s heirs, successors and legal representatives.

(e) In no event shall an asserted violation of the provisions of this Section 6.3 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

6.4 Release and Agreement. As a condition to the receipt of any compensation and benefits under this Severance Agreement, if the Executive’s employment with the Company is subject to a Qualifying Termination, the Executive must first execute a release and agreement, in a reasonable commercial form, which shall release the Company and it subsidiaries and their officers, directors, employees and agents from any and all claims or causes of action arising out of the Executive’s employment with the Company or its subsidiaries or the termination of such employment. The performance of the Company’s obligations hereunder and the receipt of the compensation and benefits provided hereunder by the Executive shall constitute full settlement of all such claims and causes of action and shall provide consideration for the Executive’s release and agreement as described above.

6.5 Indemnification; D&O Coverage

(a) If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that Executive is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative (“Agent”) of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, as an Agent of another person or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly notify the Company in writing and be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company as in effect on the Date of Termination (subject to any limitations imposed by applicable law), against any and all costs, expenses, liabilities and losses (including, without limitation, reasonable attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce Executive’s rights under this Section 6.5(a), and such indemnification shall continue as to the Executive even if she has ceased to be an Agent of the Company or other person and shall inure to the benefit of the Executive’s heirs, executors and administrators. The failure to give prompt notice shall only reduce the indemnification obligation to the extent, if any, that the Company is damaged by such breach. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, reasonable attorneys’ and other professional fees and charges) incurred by Executive in connection with any such Proceeding or Claim to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company as in effect on the Date of Termination (subject to any limitations imposed by applicable law), any such advancement to be made promptly after Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amounts advanced to the extent that Executive is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information and “Proceeding” shall include, without limitation, any actual, threatened, or reasonably anticipated, action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

(b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 6.5(a) that indemnification of the Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) A directors’ and officers’ liability insurance policy (or policies) shall be kept in place until the sixth anniversary of the Date of Termination, providing coverage to the Executive that is no less favorable to Executive in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

6.6 Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.7 Statements Concerning Company or Executive. The Executive shall refrain from willfully and knowingly making any public statement, whether oral or written, about the Company, any of its Affiliates, any Executive Officer or any Board Member, that is disparaging or defamatory to any such person. The Company shall use best commercial efforts to cause each Executive Officer and Board Member to refrain from making any public statement, whether oral or written, that is disparaging or defamatory to the Executive. For purposes of this Section 6.7, an “Executive Officer” is the CEO and any officer directly reporting to the CEO, and a “Board Member” is any individual that is a member of the Board. A violation or threatened violation of any of the above prohibitions may be enjoined by any court with jurisdiction. The rights afforded under this provision are in addition to any and all rights otherwise afforded by applicable law. Nothing shall prevent the Executive or the Company from truthfully and publicly correcting incorrect statements or from making truthful disclosures to the extent required (i) by law, by a government agency having supervisory authority over the business of the Company or any of its Affiliates or by any arbitrator, mediator or administrative or legislative body (including a committee thereof) with apparent jurisdiction or (ii) to enforce this Agreement.

6.8 Notices. All notices and other communications hereunder shall be in writing and shall be given by (i) personal delivery, (ii) registered or certified mail, return receipt requested, postage prepaid, addressed as indicated below or (iii) nationally recognized overnight courier, with written confirmation of receipt, addressed as indicated below:

If to the Executive:

Home address as currently shown on Human Resources Department records of Executive’s business unit. The current home address is:

If to the Company:

Crown Castle International Corp. 1220 Augusta Drive, Suite 500 Houston, Texas 77057

Attention: General Counsel/Corporate Secretary

A party may change address by written notice of such change in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

6.9 Stock Retention. Executive agrees to own and hold by and after July 1, 2011 at least 6,000 shares of Company common stock (“Retained Stock”) during his employment with the Company (including any of its subsidiaries). The number of shares of Retained Stock shall be adjusted for stock splits, stock dividends, spin offs and other relevant changes in the Company’s capital structure. Retained Stock shall include (i) restricted stock issued to Executive that is no longer subject to a forfeiture restriction, (ii) stock held in an individual retirement account, 401(k) plan or other qualified plan pursuant to the Code for the primary benefit of the Executive and/or Executive’s spouse and (iii) stock held by the Executive’s spouse. Restricted stock granted to the Executive by the Company that is subject to forfeiture restrictions shall not be counted as Retained Stock.

6.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.11 Withholding. The Company may withhold from any amount payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

6.12 Waiver. The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

6.13 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

6.14 At Will Employment. The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will”.

6.15 Choice of Law. This Agreement shall be governed by the law of Texas, without regard to its choice of law provisions.

6.16 Counterparts. This Agreement may be executed in two or more counterparts.

6.17 Retention and Incentive RSAs. The vesting (i.e., forfeiture removal) terms pursuant to the Succession Restricted Stock Agreement dated May 25, 2006 between the parties and the Integration Restricted Stock Agreement dated March 5, 2007 between the parties, shall control as to a conflict between such agreement and Section 4.1(c).

IN WITNESS WHEREOF, the Executive and the Company have entered into this Agreement effective as of the date first written above in multiple originals.

COMPANY:		EXECUTIVE:

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. Blake Hawk	/s/ Jay A. Brown
Name:	E. Blake Hawk	Jay A. Brown
Date:	July 10, 2008	Date:	July 10, 2008

SCHEDULE I

“Change in Control” shall mean:

(a) the acquisition by any individual, entity or group (within the meaning of Sections 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company if no Person (excluding those Act Persons described in this proviso) owns more than 40% or more of the Outstanding Company Common Stock or Company Stock Voting Securities after such acquisition, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by a corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c), below, are satisfied.;

(b) individuals who constitute the Board at the date of this Severance Agreement (June , 2007) (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) the occurrence of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the

Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) the occurrence of: (i) a complete liquidation or dissolution of the Company, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a similar transaction or series of transactions, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.